UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 13, 2022
Kemper Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 001-18298

DE	95-4255452
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
200 E. Randolph Street, Suite 3300, Chicago, IL 60601
(Address of principal executive offices, including zip code)
312-661-4600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	KMPR	NYSE
5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062	KMPB	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of
the Exchange Act.    ☐

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2022, the Board of Directors (“Board“) of Kemper Corporation (“Kemper” or the “Company”) appointed James A. Alexander, age 56, as principal accounting officer of the Company. Mr. Alexander joined the Company on September 7, 2022 as Senior Vice President, Chief Accounting Officer. Prior to joining the Company, Mr. Alexander served as Chief Accounting Officer and Corporate Controller at Element Fleet Management Corporation since August 2020. Before joining Element, Mr. Alexander was the Deputy Corporate Controller with American International Group, Inc. from 2014 to 2019. From 2006 to 2014, Mr. Alexander was the Chief Accounting Officer and Global Controller of AIG Financial Products Corporation. Prior to that, Mr. Alexander served in accounting and financial roles with JP Morgan Chase & Company and Ernst & Young.

Pursuant to the Company’s offer letter to Mr. Alexander, he will be entitled to the following:

•	Annual base salary of $425,000;

•	Eligibility to participate in the Company’s annual discretionary cash bonus program;

•	Eligibility to participate in the Company’s annual long-term incentive (“LTI”) plan pursuant to the Company’s 2020 Omnibus Equity Plan, with an initial award to be granted in the first quarter of 2023, provided that he is employed with the Company on the grant date. The LTI award is expected to have a target value equal to 80% of his base salary and be granted in the form of:

(a) restricted stock units (“RSUs”), which vest in three equal, annual installments beginning on the one-year anniversary of the grant date; and

(b) performance share units with a three-year performance period and threshold and maximum payouts at 50% and 200%, respectively, of the target number granted;

•	Grant of a one-time LTI award with a total value of $315,000, consisting of RSUs, subject to approval of the Board’s Human Resources and Compensation Committee. The number of RSUs will be based on the closing price of Kemper common stock on the date of October 1, 2022. The RSUs will each vest as follows: $30,000 one-year following the grant date; $190,000 in March 2024; $95,000 in March 2025;

•	Sign-on bonuses in the amount of $55,000 and $650,000, payable within 30 days from his start date, and in February 2023, respectively. In the event that he would resign from his position with the Company prior to the payment date, he would not be eligible to receive the payment; and

•	Eligibility to participate in certain benefit programs available to similarly situated executives of the Company and other benefit programs available to all full-time, salaried employees of the Company.

There are no arrangements or understandings between Mr. Alexander and any other persons pursuant to which he was selected as the Company’s principal accounting officer. There are no family relationships between Mr. Alexander and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Alexander that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Section 9. – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kemper Corporation

Date:	September 16, 2022	/s/ C. Thomas Evans, Jr.
C. Thomas Evans, Jr.
Executive Vice President, Secretary and General Counsel